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                                                                   EXHIBIT 10.27

                                    FORM OF
                     EMPLOYMENT AND NONCOMPETITION AGREEMENT

        This agreement is dated and made effective the May 1, 1997 (the "Effective Date") between Jeffrey Sites, ("Executive") and Trendwest Resorts, Inc., an Oregon corporation ("Company").

        1. Employment. Company employs Executive and Executive accepts employment on the terms and conditions in this agreement.

        2. Duties. Executive is employed in the capacity of Executive Vice President. In this capacity Executive shall have primary responsibility for direction and guidance of Company's operations and implementation of the Company's operating strategies. Executive shall report directly to, and take direction from, Company's President and Board of Directors (the "Board") and to no other Company employee. Executive shall perform the duties customarily performed by an executive vice president.

        3. Intensity of Effort; Other Business. Executive shall devote his entire working time, attention and efforts to Company's business and affairs, shall faithfully and diligently serve Company's interests and shall not engage in any business or employment activity that is not on Company's behalf (whether or not pursued for gain or profit) except for (a) activities approved in writing in advance by the Board and (b) passive investments that do not involve Executive providing any advice or services to the businesses in which the investments are made.

        4. Term. The term of this agreement is of indefinite duration. As stated in P. 8 below, this agreement and Executive's employment relationship may be terminated at any time, with or without cause.

        5.      Compensation. Executive's compensation shall be as follows:

                (a) Executive's salary shall be $3,125.00 payable semi-monthly (equal to $75,000.00 on an annualized basis) in accordance with the Company's standard procedures. Executive's salary shall be reviewed by the Board and adjusted as determined by the Board in its sole discretion.

                (b) Executive will be eligible to receive a monthly personal performance bonus as determined by the Company's Board based upon performance criteria consistent with those criteria utilized to establish Executive's bonus in prior years. The personal performance bonus, if any, shall be paid thirty
(30) days following the end of each month. The total bonus payable for any twelve month period shall not exceed two times Executive's base salary for such twelve month period.

        6. Benefit Plans. Executive shall be eligible to participate in the Company's Employee Benefit Package offered generally to employees. The exact terms and conditions of the Company's benefits, including eligibility, are governed by the benefit plans and policies of the Company, not this agreement or any summary provided to Executive.

        7. Business Expenses. Executive is authorized to incur reasonable travel and entertainment expenses to promote Company's business. Company shall reimburse Executive for those expenses consistent with the Company's policies and procedures. Executive shall provide to Company the itemized expense account information that Company reasonably requests.

        8. Termination. Executive's employment may be terminated as follows, in which event Executive's compensation and benefits shall terminate except as otherwise provided below:



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                (a)     Without Cause or Good Reason. Either party may terminate
Executive's employment at any time by giving 30 calendar days' advance written notice of termination to the other without the necessity of cause or good reason.

                (b) By Company for Cause. Company may terminate Executive's employment for cause, without advance written notice of termination, by giving written notice of such termination. The notice may take effect immediately or at such later date as Company may designate. Any termination of Executive's employment for cause must be approved by a majority of the Board other than Executive. For purposes of this Agreement, "cause" means gross negligence, wilful misconduct, fraud or material breach of the Company's written policies and procedures or of this Agreement. Executive must be given reasonable advance notice of the meeting at which his or her termination is to be considered, and a reasonable opportunity to address the Board.

                (c) Death. Executive's employment shall terminate automatically upon Executive's death.

                (d) Permanent Disability. Company may terminate Executive's employment immediately if Executive becomes permanently disabled. For purposes of this agreement Executive will be considered "permanently disabled" if, for a continuous period of 24 weeks or more, Executive has been unable to perform the essential functions of the job because of one or more mental or physical illnesses and/or disabilities, provided that Company may grant Executive unpaid leave if and to the extent that, in Company's judgment, doing so is required by law.

        9.      Termination Payments.

                (a)     Termination Without Cause.

                        (i) If Company terminates Executive's employment when neither cause nor permanent disability exists, Company shall pay Executive for a period of twelve (12) months following such termination, as liquidated damages and in lieu of all other remedies to which Executive might be entitled arising out of the termination, termination payments equal to Executive's monthly salary at the date of termination (these payments exclude bonuses and any other incentive compensation) plus the amount of bonuses received by Executive in the twelve month period preceding termination, pro rated on a monthly basis over the twelve month payment period. Such liquidated damages shall be paid only if Executive executes a full and final general release of all claims against Company (including Company's officers, directors, agents, employees and assigns) arising out of Executive's employment relationship with Company.

                        (ii) In addition, if Company terminates Executive's employment when neither cause nor permanent disability exists, but Company gives Executive less than the 30 days' advance written notice called for above, Company shall pay Executive, as liquidated damages and in lieu of all other remedies to which Executive might be entitled arising out of Company's failure to give 30 days' advance written notice, termination payments equal to the additional salary Executive would have received if Company had given Executive 30 days' advance written notice of termination.

                        (iii) Termination payments shall be paid out on regular payroll days subject to normal payroll deductions, commencing first with the termination payments called for by subpart (ii), if any, followed by the termination payments called for by subpart (i).



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                (b)     All Other Terminations. In all other cases of
termination or expiration of this agreement or of Executive's employment (including a termination of Executive by Company for Cause, Executive's resignation of employment or Executive's permanent disability or death), Executive's compensation and benefits shall terminate on the date the employment ends and Executive shall not be entitled to any termination payments or damages.

        10. Confidentiality. Executive agrees that information not generally known to the public to which Executive has been or will be exposed as a result of Executive's employment by Company is confidential information that belongs to Company. This includes information developed by Executive, alone or with others, or entrusted to Company by its customers or others. Company's confidential information includes, without limitation, customer contacts and files, information relating to Company's trade secrets, know-how, procedures, purchasing, accounting, marketing, sales, customers and employees. Executive will hold Company's confidential information in strict confidence and will not disclose or use it except as authorized by Company and for Company's benefit. Executive shall not obtain, keep, use for Company's benefit or disclose to Company any confidential, proprietary or trade secret information that belongs to others, unless the party who has the rights to the information expressly consents in writing in advance. Executive warrants that he is not a party to any agreements, such as noncompetition agreements, that would limit his ability to perform his duties for Company.

        11. Possession of Materials. Executive agrees that upon conclusion of employment or request by Company, Executive shall turn over to Company all documents, files, office supplies and any other material or work product in Executive's possession or control that were created pursuant to or derived from Executive's services for Company.

        12. Noncompetition. Executive agrees that Company has many substantial, legitimate business interests that can be protected only by Executive agreeing not to compete with Company under certain circumstances. These interests include, without limitation, Company's contacts and relationships with its customers, Company's reputation and goodwill in the industry, and Company's rights in its confidential information. In consideration of the promises in this agreement, together with the stock option agreement, Executive therefore agrees that for twenty four (24) months after Executive's employment with Company ends, regardless of the reason it ends, Executive shall not, directly or indirectly (a) acquire, service, advise or conduct any business in the United States competitive with Company's business acquiring, developing, marketing or selling timeshare interests or properties, or (b) be an employee, employer, consultant, officer, director, partner, trustee or shareholder of more than 5% of the outstanding common stock of any person or entity that acquires, services, advises or conducts any such business.

        13. Nonraiding of Employees. Executive recognizes that Company's workforce is a vital part of its business. Therefore, Executive agrees that for 24 months after Executive's employment with Company ends, regardless of the reason it ends, Executive will not solicit, directly or indirectly, any employee to leave his or her employment with Company. For purposes of this agreement, the phrase "shall not solicit, directly or indirectly," includes, without limitation, that Executive (a) shall not identify any Company employees to any third party as potential candidates for employment, such as by disclosing the names, backgrounds and qualifications of any Company employees; (b) shall not personally or through any other person approach, recruit or otherwise solicit employees of Company to work for any other employer; and (c) shall not participate in any preemployment interviews with any person who was employed by Company while Executive was employed or retained by Company.

        14. Dispute Resolution. Company and Executive agree to resolve all disputes arising out of their employment relationship by the following alternate dispute resolution process: (a) Company and

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Executive agree to seek a fair and prompt negotiated resolution; but if this is not successful, (b) all disputes shall be resolved by binding arbitration; provided that during this process, (c) at the request of either party, made not later than 75 days after the initial arbitration demand, the parties agree to attempt to resolve any dispute by non-binding third-party intervention including either mediation or evaluation or both (but without delaying the arbitration hearing date). By entering into this contract, both parties give up their right to have the dispute decided in court by a judge or jury. The provisions of the Washington arbitration statute, Chapter 7.04 RCW, are incorporated herein to the extent not inconsistent with the other terms of this agreement.

                (a) Binding Arbitration. Any controversy or claim arising out of or connected with Executive's employment at Company, including but not limited to claims for compensation or severance and claims of wrongful termination, age, sex, racial or other discrimination, or civil rights violations shall be determined by arbitration commenced in accordance with RCW 7.04.060, provided that the total award by a single arbitrator (as opposed to a majority of three arbitrators) shall not exceed $250,000. If either party asserts in good faith that it is entitled to an award over $250,000, there shall be three arbitrators. The location of the arbitration shall be Seattle, Washington, or such other city to which the parties may agree. If Company and Executive cannot agree on the arbitrator(s), then the arbitrator(s) shall be selected by the administrator of the American Arbitration Association (AAA) office nearest the city where the arbitration is to be conducted. Each arbitrator shall be an attorney with at least 15 years' experience in commercial law. All statutes of limitations which would otherwise be applicable shall apply to any arbitration proceeding hereunder. Any issue about whether a controversy or claim is covered by this agreement shall be determined by the arbitrator(s).

                (b) Procedures. The arbitration shall be conducted in accordance with this agreement using as appropriate the AAA Employment Dispute Resolution Rules in effect on the date hereof. There shall be no discovery or dispositive motion practice (such as motions for summary judgment or to dismiss or the like) except the arbitrator(s) shall authorize such discovery as may be shown to be necessary to ensure a fair hearing, and no such discovery shall extend the time limits contained herein. The arbitrator(s) shall not be bound by the rules of evidence or of civil procedure, but rather may consider such writings and oral presentations as reasonable business people would use in the conduct of their day-to-day affairs, and may require both parties to submit some or all of their respective cases by written declaration or such other manner of presentation as the arbitrator(s) may determine to be appropriate. The parties agree to limit live testimony and cross-examination to the extent necessary to ensure a fair hearing on material issues.

                (c) Hearing -- Law -- Appeal Limited. The arbitrator(s) shall take such steps as may be necessary to hold a private hearing within one hundred twenty (120) days of the initial request for arbitration and to conclude the hearing within two (2) days; and the arbitrator(s)'s written decision shall be made not later than fourteen (14) calendar days after the hearing. The parties agree that they have included these time limits in order to expedite the proceeding, but they are not jurisdictional, and the arbitrator(s) may for good cause allow reasonable extensions or delays, which shall not affect the validity of the award. The written decision shall contain a brief statement of the claim(s) determined and the award made on each claim. In making the decision and award the arbitrator(s) shall apply applicable substantive law. Absent fraud, collusion or willful misconduct by an arbitrator, the award shall be final and judgment may be entered in any court having jurisdiction thereof. The arbitrator(s) may award injunctive relief or any other remedy available from a judge, including the joinder of parties or consolidation of this arbitration with any other involving common issues of law or fact or which may promote judicial economy, and may award attorneys' fees and costs to the prevailing party, but shall not have the power to award punitive or exemplary damages. The decision and award of the arbitrators need not be unanimous; rather, the decision and award of two arbitrators shall be final.


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                (d)     Injunctive Relief. In the case of a breach of any of
Executive's obligations to Company, Company may request a court of competent jurisdiction to issue such temporary or interim relief (including temporary restraining orders and preliminary injunctions) as may be appropriate, either before arbitration is commenced or pending the outcome of arbitration. No such request shall be a waiver of the right to submit any claim or controversy to arbitration. Any issues of law or fact which arise in connection with such request shall, at Company's election, be determined by arbitration in accordance with subparagraphs (a) through (c) above.

        15. Attorneys' Fees; Venue and Jurisdiction. In any lawsuit or arbitration arising out of or relating to this agreement or Executive's employment, including without limitation arising from any alleged tort or statutory violation, the prevailing party shall recover reasonable costs and attorneys' fees, including on appeal. Venue and jurisdiction of any lawsuit involving this agreement or Executive's employment shall exist exclusively in state and federal courts in King County, Washington, unless injunctive relief is sought by Company and, in Company's judgment, that relief might not be effective unless obtained in some other venue. The provisions of this section are subject to and do not supersede the dispute resolution provisions described above.

        16. Governing Law. This agreement shall be governed by the internal laws of the state of Washington without giving effect to provisions thereof related to choice of laws or conflict of laws.

        17. Saving Provision. If any part of this agreement is held to be unenforceable, it shall not affect any other part. If any part of this agreement is held to be unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law. The confidentiality, possession of materials, noncompetition and nonraiding provisions of this agreement shall survive after Executive's employment by Company ends, regardless of the reason it ends, and shall be enforceable regardless of any claim Executive may have against Company.

        18. Waiver. No waiver of any provision of this agreement shall be valid unless in writing, signed by the party against whom the waiver is sought to be enforced. The waiver of any breach of this agreement or failure to enforce any provision of this agreement shall not waive any later breach.

        19. Assignment; Successors. Company may assign its rights and delegate its duties under this agreement. Executive may not assign his or her rights or delegate his or her duties under this agreement.

        20. Binding Effect. This agreement is binding upon the parties and their personal representatives, heirs, successors and assigns.

        21. Counterparts. This agreement may be executed in any number of counterparts, each of which shall be an original and all of which, taken together, shall constitute a single agreement.

        22. Complete Agreement. This agreement is the final and complete expression of the parties' agreement relating to Executive's employment. This agreement may be amended only by a writing signed by both parties; it may not be amended orally or by course of dealing. The parties are not entering into this agreement relying on anything not set out in this agreement. This agreement shall control over any

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contrary policies or procedures of Company, whether in effect now or adopted later. Company's policies and procedures that do not conflict with this agreement, whether in effect now or adopted later, shall apply or not apply to Executive as determined by Company in its discretion.

    DATED as of the date first written above.

    EXECUTIVE                                   COMPANY

Jeffrey Sites                                         Trendwest Resorts, Inc.


____________________________                     By:  __________________________
                                                        President

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